Exhibit 99.2

News Release | Jan. 26, 2021

Wells Fargo & Company Announces Final Results of Any and All Cash Tender Offers by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 26, 2021 – Wells Fargo & Company (NYSE: WFC) today announced the final results of the previously announced cash tender offers (the “Offers”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, which commenced on Jan. 19, 2021, to purchase any and all of the 5.375% Notes due Feb. 7, 2035 (CUSIP No. 949746JM4), and the 5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036; CUSIP No. 949746NL1), of Wells Fargo & Company listed in the table below (each, a “Series of Securities,” and collectively, the “Securities”). The Offers expired on Jan. 25, 2021, at 5:00 p.m., New York City time (the “Expiration Date”). The Offers were made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery, each dated Jan. 19, 2021.

Wells Fargo Securities has accepted for purchase $440,680,000 aggregate principal amount of Securities validly tendered and not validly withdrawn prior to the Expiration Date, according to information provided by D.F. King & Co., Inc., the tender and information agent for the Offers. D.F. King & Co., Inc. has also advised that an additional $135,000 aggregate principal amount of Securities remain subject to guaranteed delivery procedures. Wells Fargo Securities will pay approximately $615,695,403 (excluding accrued and unpaid interest) for the Securities accepted for purchase, excluding Securities subject to guaranteed delivery procedures. Wells Fargo Securities expects to make payment for the accepted Securities in same-day funds today, Jan. 26, 2021 (or Jan. 28, 2021 for Securities tendered by guaranteed delivery). The aggregate principal amount of each Series of Securities accepted for purchase is set forth in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered at Expiration Date and Accepted for Purchase	Principal Amount Subject to Guaranteed Delivery Procedures

5.375% Notes due Feb. 7, 2035	949746JM4	$750,000,000	$279,968,000	$113,000

5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036)	949746NL1	$646,885,000	$160,712,000	$22,000

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-877-283-0318 or email at wfc@dfking.com. Questions regarding the Offers may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or email at liabilitymanagement@wellsfargo.com.

© 2021 Wells Fargo Bank, N.A. All rights reserved.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Securities.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information

Media

Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-CF

###

2        Jan. 26, 2021 | News Release